Exhibit 10.1

[Exhibits and schedules to this Exhibit have been omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.]

EXECUTION COPY

PROGRAM AGREEMENT

Dated as of December 29, 2023

among

POINT DIGITAL FINANCE, INC.,
as Seller and Servicer,

POINT TITLING TRUST,

and

GB HRP, LLC,
as Buyer Agent,

PROGRAM AGREEMENT

THIS PROGRAM AGREEMENT (this “Agreement”) is made and entered into this 29th day of December, 2023 (the “Execution Date”), by and among POINT DIGITAL FINANCE, INC., a Delaware corporation (“Point”), as seller (in such capacity, “Seller”), as servicer (in such capacity, the “Servicer”), and as trust manager for PTT (in such capacity, the “Trust Manager”), POINT TITLING TRUST, a Delaware statutory trust (“PTT”), and GB HRP, LLC, a Delaware limited liability company (“Buyer Agent”). Seller, Servicer, PTT and Buyer Agent are sometimes collectively referred to in this Agreement as the “Parties” or each individually as a “Party.”

RECITALS

WHEREAS, Point originates real estate purchase option products (as defined more specifically herein, “Option Assets”);

WHEREAS, in accordance with the terms hereof, Seller will facilitate the purchase by, and assignment to, PTT (not in its individual capacity, but solely in its capacity as buyer of Option Assets under the hereafter defined Purchase Agreement, which purchases shall be made at the direction of Buyer Agent solely for allocation to the applicable Investor SUBIs; PTT in such capacity, “Buyer,” and together with Buyer Agent, the “Buyer Parties”) of certain Option Assets, which will then be recorded in the name of Buyer and allocated to the applicable Investor SUBI, with the terms of each such purchase or series of purchases (each, a “Programmatic Purchase”) to be determined in a separate Master Option Sale Agreement (the “Purchase Agreement”) to be entered into among Point, as seller, depositor and trust manager, PTT, as Buyer, and Buyer Agent;

WHEREAS, Point, as depositor of PTT (in such capacity, the “Depositor”) and as holder of the UTI under the Titling Trust Agreement, may from time to time cause Investor SUBIs to be sold to any entity designated by Buyer Agent pursuant to the applicable Investor SUBI Transfer Agreement, which Investor SUBIs each evidence a beneficial interest in the applicable Option Assets acquired by PTT and allocated to the applicable Investor SUBI pursuant to the applicable Investor SUBI Supplement; and Point, as Trust Manager, will update the Option Schedule (as defined in the applicable Investor SUBI Supplement) with respect to each such allocation, pursuant to the terms of the applicable Investor SUBI Supplement;

WHEREAS, all references herein to “Buyer” shall mean and refer to PTT, solely in its capacity as a buyer of Option Assets under the Purchase Agreement at the direction of Buyer Agent, for the benefit of the related Beneficial Interest Holders in the Investor SUBIs, and not PTT in its individual capacity; and

WHEREAS, Servicer desires to provide certain services relating to the Option Assets purchased under each Programmatic Purchase for the applicable Buyer Parties, and Buyer Parties desire to receive such services from the Servicer, and in addition to the terms set forth herein, the Parties will enter into one or more servicing agreements (each, a “Servicing Agreement”) in order to set forth their understanding in regard to the servicing matters.

2

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
RECITALS INCORPORATED IN AGREEMENT; DEFINITIONS;

ACKNOWLEDGMENTS REGARDING BUYER AND BUYER AGENT

Section 1.1 Recitals. The above Recitals are hereby incorporated herein by reference.

Section 1.2 Definitions. Capitalized terms used, but not otherwise defined herein, shall have the following meanings:

“Affiliate” shall mean, as to any Person, any other Person (i) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, or (ii) who is a director or officer (A) of such Person, (B) of any subsidiary of such Person, or (C) of any Person described in clause (i) above with respect to such Person.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Allocated Eligible Option” shall mean any Eligible Option which Buyer has purchased pursuant to the Purchase Agreement.

“Applicable Law” shall mean any and all federal, state, local and/or foreign statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements of any type applicable to the Option Assets, Eligible Options, Program Documents or Point, whether in its capacity as Depositor, Trust Manager, Servicer, holder, Seller or originator of the Option Assets, including, but not limited to, in each case, as applicable, Credit Protection Laws, credit disclosure laws and regulations, the Fair Labor Standards Act, and state and federal usury laws.

“Bad Act” shall mean the occurrence of any one or more of the following, in each case, following any cure period explicitly set forth herein: (i) Seller or Servicer shall be in intentional and material violation, breach or default of, or shall intentionally fail to perform, observe or comply with, any covenant, obligation or agreement set forth in this Agreement or any other Program Document, or (ii) any theft or misappropriation of the funds or assets of Buyer Agent or any Beneficial Interest Holder, any act of fraud, or any act of intentional or willful material misconduct in each case by Depositor, Trust Manager, Seller or Servicer (or any of its Affiliates), which shall not be subject to any cure period, in each case, in connection with this Agreement and/or any of the Allocated Eligible Options and/or the performance of the duties, obligations or covenants of the Servicer under this Agreement or the other Program Documents, as applicable.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.

“Bankruptcy Proceeding” shall mean (i) the filing by a specified Person of a petition for its bankruptcy or reorganization under the Bankruptcy Code or the laws of any state of the United States, (ii) the commencement against a specified Person with or without its consent or approval of any proceeding seeking its bankruptcy, liquidation or reorganization, appointment of a receiver or trustee of its assets, or comparable relief, which proceeding has not been dismissed or discontinued within sixty (60) days after its filing, (iii) the conversion at any time of an involuntary proceeding of the type described in clause (ii) into a voluntary proceeding with the consent of a specified Person, (iv) the entry by a court of competent jurisdiction of a final and unappealable order granting any relief of the type described in clause (i) or (ii) above, (v) the admission in writing by a specified Person of its inability to pay its debts generally as they become due and (vi) the making by a specified Person of a general assignment for the benefit of its creditors.

3

“Beneficial Interest Holder” shall have the meaning set forth in the Purchase Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in San Francisco, California or New York, New York are authorized or required by law to remain closed.

“Buyer” shall have the meaning set forth in the Recitals to this Agreement.

“Buyer Agent” shall have the meaning set forth in the Preamble to this Agreement.

“Buyer Funding Breach” shall mean and shall be deemed to have occurred if, at any time during the Term, Buyer Agent shall have failed to direct, and to cause the funding by the Beneficial Interest Holders of, the purchase by Buyer of all of the Eligible Options offered for sale in accordance with Section 2.2 by Seller in (a) two (2) or more consecutive Option Offer Notices during the Term or (b) four (4) or more Option Offer Notices in the aggregate during the Term, excluding, in each case, any Eligible Options that Buyer Agent is not required to cause to be purchased pursuant to the terms of Section 2.3(c) (it being understood that the failure of Buyer to purchase Options for which there is a reasonable dispute as to eligibility shall not count as a failure to purchase unless and until such time as such Options are determined to be Eligible Options), and the continuance of such failure for a period of two (2) Business Days following written notice by the Seller to Buyer Agent of the occurrence thereof.

“Buyer Indemnitees” shall have the meaning set forth in Section 7.3(b).

“Buyer Parties” shall have the meaning set forth in the Recitals to this Agreement.

“Change of Control” shall mean the occurrence of any event whereby the current equity holders of Seller or their controlled Affiliates at any time for any reason cease to own, directly or indirectly, in the aggregate at least a majority of the issued and outstanding voting equity interests of Seller (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units), or cease to otherwise have primary managerial control of Seller or such Affiliate.

“Collections” shall mean, with respect to any particular Option, all payments, penalties or premiums, fees, reimbursements, proceeds (including, without limitation, Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds, and proceeds from any collateral for such Option), and all other sums and amounts paid by the applicable Homeowner or any other Person with respect to such Option.

“Consumer Information” shall mean any personally identifiable information in any form (written, electronic, or otherwise) relating to a Homeowner, including, but not limited to: a Homeowner’s name, address, telephone number, account number for the related Option, history or status of the Option, insurance carrier or payment information, tax amount or payment information; the fact that the Homeowner has a relationship with Seller or Servicer; and any other non-public personally identifiable information.

4

“Credit Protection Laws” shall mean all federal, state and local laws in respect of the business of extending credit to homeowners, including without limitation, the Truth in Lending Act (and Regulation M promulgated thereunder), Equal Credit Opportunity Act (and Regulation B of the Consumer Financial Protection Bureau), Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, all rules and regulations issued by the Consumer Financial Protection Bureau, Dodd–Frank Wall Street Reform and Consumer Protection Act, the Electronic Signatures in Global and National Commerce Act, the Electronic Funds Transfer Act, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest (i.e., usury), and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

“Depositor” shall have the meaning set forth in the Recitals to this Agreement.

“Eligible Options” shall have the meaning set forth in the Purchase Agreement.

“Execution Date” shall have the meaning set forth in the Preamble to this Agreement.

“Extension Election” shall have the meaning set forth in Section 2.1(c).

“Extension Period” means the period commencing immediately upon the expiration of the initial Scheduled Term and continuing until the twenty-four (24) month anniversary thereof.

“Funding Account” means a deposit account maintained by Seller with a commercial bank acceptable to Seller and which Seller may from time to time designate to Buyer Agent as the “Funding Account” for purposes of this Agreement and the other Program Documents. The initial Funding Account shall be maintained by Seller with Silicon Valley Bank.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Homeowner” shall have the meaning set forth in the Purchase Agreement.

“Homeowner Obligations” shall mean any amounts payable by a Homeowner pursuant to the Option Documents.

“Homeowner Protection Cap” shall have the meaning set forth in the Purchase Agreement.

“Investment Amount” shall have the meaning set forth in the Purchase Agreement.

5

“Investor SUBI” shall have the meaning set forth in the Purchase Agreement.

“Investor SUBI Certificate” shall have the meaning set forth in the Purchase Agreement.

“Investor SUBI Supplement” shall have the meaning set forth in the Purchase Agreement.

“Investor SUBI Transfer Agreement” shall have the meaning set forth in the Purchase Agreement.

“Key Person” shall mean, individually, each of Eddie Lim, Eoin Matthews, Matt Brady and Jordan Fox.

“Key Person Event” shall mean the death, incapacity or departure from employment with Seller of (i) Eddie Lim and (ii) two or more of Eoin Matthews, Matt Brady and Jordan Fox.

“Material Adverse Change” means, with respect to a Person, any material adverse change in the business, financial condition, operations, properties or prospects of such Person.

“Material Adverse Effect” means, with respect to a Person, (a) a Material Adverse Change with respect to such Person or any of its Affiliates taken as a whole; (b) a material impairment of the ability of such Person to perform under any Program Document (which impairment cannot be timely cured, to the extent a cure period is applicable); or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against such Person.

“Maximum Amount” shall mean $100,000,000; provided, however, that from and after the execution and delivery by the Parties of an Extension Election with respect to the Extension Period pursuant to Section 2.1(c), the Maximum Amount shall mean $300,000,000.

“Maximum Monthly Amount” shall mean $12,000,000.

“Minimum Monthly Amount” shall mean $5,000,000.

“Option” shall have the meaning set forth in the Purchase Agreement.

“Option Agreement” shall have the meaning set forth in the Purchase Agreement.

“Option Assets” shall have the meaning set forth in the Recitals to this Agreement.

“Option Documents” shall have the meaning set forth in the Purchase Agreement.

“Option Level Detail” shall mean details about each applicable Allocated Eligible Option as set forth on Exhibit A attached hereto.

“Option Offer Notice” shall have the meaning set forth in the Purchase Agreement.

“Party” or “Parties” shall have the meaning set forth in the Preamble to this Agreement.

6

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority, or any other entity of whatever nature.

“Point Proceeds” shall have the meaning set forth in the Servicing Agreement.

“Program Documents” shall mean, collectively and each individually, this Agreement, the Purchase Agreement, the Servicing Agreement, the Titling Trust Agreement, each Investor SUBI Supplement, each Investor SUBI Transfer Agreement and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Buyer Agent, any Beneficial Interest Holder or Buyer by Point or any of its Affiliates in connection with any of the foregoing, as the same may be amended, modified or supplemented from time to time.

“Programmatic Purchase” shall have the meaning set forth in the Recitals to this Agreement.

“Promotional Period” shall have the meaning set forth in the Purchase Agreement.

“Property” or “Properties” shall have the meaning set forth in the Purchase Agreement.

“Purchase Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Purchase Price” shall mean, as measured for each Eligible Option to be purchased, the sum of (a)(i) with respect to the first $10,000,000 of Eligible Options purchased pursuant to the Purchase Agreement (based on the aggregate Purchase Price thereof) in a given calendar month, an amount equal to one hundred five percent (105%) of the Investment Amount, or (ii) with respect to each Eligible Option purchased in a given calendar month following the first $10,000,000 of Eligible Options purchased pursuant to the Purchase Agreement (based on the aggregate Purchase Price thereof) during such calendar month, an amount equal to one hundred three and thirty-five one-hundredths percent (103.35%) of the Investment Amount, plus (b) the cost of recording the Security Instrument (as defined in the Purchase Agreement), inclusive of all mortgage registration and recording taxes and reasonable fees payable in connection therewith, plus (c) the cost of any title insurance obtained in connection with the closing of such Option and the related Option Documents.

“Regulatory Trigger Event” shall mean the issuance or entering by any Governmental Authority of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling against any of Seller or any of Seller’s subsidiaries or Affiliates, (A) prohibiting the originating, holding, collecting, pledging, servicing, enforcing or selling of any Allocated Eligible Options by Seller, or (B) rendering either the Purchase Agreement, Program Documents or other documents related to the Allocated Eligible Options unenforceable in any material respect in a given state or other jurisdiction; provided, that, in each case, upon the favorable resolution of such inquiry, investigation, action or proceeding as reasonably determined by Buyer Agent and confirmed by written notice from Buyer Agent (whether by judgment, withdrawal of such action or proceeding or settlement of such action or proceeding), such Regulatory Trigger Event for any state or other jurisdiction shall cease to exist immediately upon such determination by Buyer Agent.

7

“Risk Adjustment Percentage” shall have the meaning set forth in the Purchase Agreement.

“Scheduled Term” means the period commencing on the Execution Date and continuing until the twelve (12) month anniversary thereof, as such period may be extended pursuant to Section 2.1(c).

“Seller” shall have the meaning set forth in the Preamble to this Agreement.

“Seller Default” shall mean the occurrence of any one or more of the following, in each case, following any cure period explicitly set forth herein, if any: (i) other than as otherwise set forth in this definition, Seller shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in this Agreement or any other Program Document, (ii) any representation, statement or warranty made or deemed made by Seller in any Program Document (other than any representation or warranty made in Section 4.2 of the Purchase Agreement with respect to a specific Option) shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made, except those made as of a specific date (which shall be evaluated as of such specific date), (iii) a Bad Act by Seller or any Key Person, (iv) a Key Person Event, (v) any Bankruptcy Proceeding involving Seller as debtor, (vi) Servicer shall resign as Servicer under the Servicing Agreement without the prior written consent of Buyer Agent or without Buyer Agent first appointing a substitute servicer or (vii) any other Servicer Event of Default (as such term is defined in the Servicing Agreement).

“Seller Indemnitees” shall have the meaning set forth in Section 7.3(a).

“Servicer” shall have the meaning set forth in the Preamble to this Agreement.

“Servicing Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Servicing Fee” shall have the meaning set forth in Section 3.1.

“Servicing Standard” shall have the meaning set forth in the Servicing Agreement.

“Term” shall have the meaning set forth in Section 2.1(a).

“Termination Event” shall mean the occurrence of any one or more of the following, in each case, following any cure period explicitly set forth herein (if any):

(i)	a Seller Default;
(ii)	a Regulatory Trigger Event;
(iii)	a Change of Control; and
(iv)	in the event that Servicer has not complied with Section 2.5 hereof.

“Titling Trust Agreement” shall have the meaning set forth in the Purchase Agreement.

“Trust Manager” shall have the meaning set forth in the Preamble to this Agreement.

8

“Underwriting Guidelines” shall mean the underwriting guidelines of Seller attached hereto as Exhibit B, as may be amended, modified or supplemented from time to time in accordance herewith.

Section 1.3 Acknowledgments Regarding Buyer and Buyer Agent. Notwithstanding anything to the contrary contained herein (a) each reference herein to “Buyer” shall mean and refer to PTT, solely in its capacity as the owner of Options purchased from Seller pursuant to the Purchase Agreement, at the direction of Buyer Agent, for the benefit of the related Beneficial Interest Holders in the Investor SUBIs, and not PTT in its individual capacity, (b) all covenants, agreements, representations, warranties and obligations of Buyer hereunder shall be deemed made, undertaken, performed and incurred, as the case may be, by PTT solely in its capacity as Buyer hereunder and under the other Program Documents, at the direction of Buyer Agent for the benefit of, and as an obligation (as applicable) of, Buyer Agent and the related Beneficial Interest Holders, and not those of PTT in its individual capacity, or as a personal covenant, agreement, representation, warranty or obligation of PTT in its individual capacity, (c) under no circumstances shall PTT in its individual capacity be personally liable for the payment or performance of any indebtedness, costs or expenses of, or any covenants, agreements, representations, warranties or obligations of, Buyer hereunder, and (d) unless otherwise expressly provided herein, all covenants, agreements, representations, warranties and obligations of Buyer Agent hereunder shall be deemed made, undertaken, performed and incurred, as the case may be, by Buyer Agent in its individual capacity and for the benefit of, and as an obligation (as applicable) of, the Beneficial Interest Holders in the Investor SUBIs (subject to the terms of the Investor SUBIs).

ARTICLE II
GENERAL TERMS

Section 2.1 Term; Extension.

(a) The term (the “Term”) of this Agreement shall commence on the Execution Date and shall continue until the earlier of (a) 11:59 p.m. on the last day of the Scheduled Term (as the same may be extended pursuant to Section 2.1(c)) and (b) the date that Buyer, at the direction of Buyer Agent, for the benefit of the related Beneficial Interest Holders in the Investor SUBIs, shall have purchased Eligible Options in an aggregate amount equal to the Maximum Amount, as measured based upon the aggregate Purchase Price of Eligible Options purchased under the Purchase Agreement, unless sooner terminated in accordance with the provisions hereof, and subject to extension pursuant to Section 2.1(c). The Servicer shall collect all Homeowner Obligations under the Allocated Eligible Options purchased under the Purchase Agreement during the Term in accordance with the Servicing Standard.

(b) Buyer Agent has the right to terminate this Agreement, the Purchase Agreement and the commitment of Buyer Agent to direct, and to cause the funding by the Beneficial Interest Holders of, the purchase Eligible Options hereunder and thereunder (i) immediately upon the occurrence of a Termination Event or (ii) upon delivery to Seller of not less than ninety (90) days prior written notice of Buyer Agent’s election to terminate this Agreement and the Purchase Agreement in its sole discretion. In addition to the foregoing, this Agreement, the Purchase Agreement and the commitment of Buyer Agent to direct, and to cause the funding by the Beneficial Interest Holders of, the purchase of Eligible Options hereunder and thereunder will terminate automatically if any Bankruptcy Proceeding occurs with Seller as debtor. Seller has the right to terminate this Agreement, the Purchase Agreement and the commitment of Seller to offer Eligible Options for sale to Buyer Parties hereunder and thereunder at any time upon written notice to Buyer Agent following the occurrence of a Buyer Funding Breach.

9

(c) At any time prior to the expiration of the Scheduled Term, (i) the Parties may elect by mutual written agreement or (ii) provided that Buyer has not purchased Eligible Options in an aggregate amount greater than $75,000,000, as measured based upon the aggregate Purchase Price of Eligible Options purchased under the Purchase Agreement, Buyer Agent in its sole discretion may elect by written notice to Seller (each such agreement or notice under the foregoing subclause (i) or (ii), as the case may be, an “Extension Election”), to extend the Scheduled Term for the Extension Period. Effective as of the execution and delivery of an Extension Election, the Scheduled Term shall be extended to include the Extension Period, and the Maximum Amount shall be modified as set forth in the definition thereof, in each case, without further action of the Parties.

(d) Notwithstanding the foregoing, other than the provisions set forth in this Agreement setting forth the obligation of Buyer Agent to direct, and to cause the funding by the Beneficial Interest Holders of, the purchase of any Eligible Options, and any obligation of Seller to offer any Eligible Options for sale hereunder (all of which provisions shall be terminated), all of the other provisions set forth in this Agreement shall survive any such termination until the final and complete payment of Collections with respect to all Allocated Eligible Options remaining as of the date of such termination.

Section 2.2 Seller Offers; Maximum Amount. Pursuant to the Purchase Agreement, Seller shall from time to time during the Term offer to sell Eligible Options to Buyer, in an amount not less than, for any calendar month, the applicable Minimum Monthly Amount of Eligible Options originated by Seller during such calendar month (as measured based on the aggregate Purchase Price paid by Buyer with respect to such Eligible Options), with the Eligible Options so offered and allocated to be determined by Seller in accordance with the Investor Allocation Process attached as Exhibit G to the Purchase Agreement. Buyer Agent shall direct, and shall cause the funding by the Beneficial Interest Holders of, the purchase by Buyer from Seller of all such Eligible Options offered by Seller in an amount not to exceed, (i) in the aggregate during the Term, the Maximum Amount, and (ii) in the aggregate for any calendar month during the Term, the Maximum Monthly Amount. The Maximum Amount and Maximum Monthly Amount will be measured based upon the aggregate Purchase Price paid by Buyer with respect to all Eligible Options purchased under the Purchase Agreement from the commencement of the Term (with respect to the Maximum Amount) or the calendar month (with respect to the Maximum Monthly Amount), through the date of measurement. Buyer Agent shall direct, and shall cause the funding by the Beneficial Interest Holders of, the purchase by Buyer of all Eligible Options offered for sale by Seller up to the Maximum Amount or the Maximum Monthly Amount, as the case may be, subject to the terms and conditions of this Agreement and the Purchase Agreement.

Section 2.3 Purchases and Funding.

(a) In accordance with the terms and conditions set forth herein, Buyer Agent shall direct, and shall cause the funding by the Beneficial Interest Holders of, the purchase by Buyer of all Eligible Options from Seller pursuant to the terms of the Purchase Agreement. Each Programmatic Purchase from Seller and the funding of such purchase by Buyer shall be governed by the terms of the Purchase Agreement and the other Program Documents. Buyer Agent shall only direct, and cause the funding by the Beneficial Interest Holders of, the purchase of Eligible Options.

10

(b) Sales of Eligible Options to Buyer shall be effected pursuant to the terms of Article 2 of the Purchase Agreement. The closing of the purchase of each Eligible Option shall be on the terms set forth in the Purchase Agreement, with Buyer delivering the Purchase Price for the applicable Eligible Option(s) prior to the closing of such Option Assets pursuant to the terms of Article 2 of the Purchase Agreement. Subject to the terms of the Purchase Agreement, Seller shall make such disbursements from the Funding Account as frequently as necessary to comply with the funding requirements of the Eligible Options to be purchased by Buyer.

(c) At all times during the Term, Buyer Agent shall direct, and shall cause the funding by the Beneficial Interest Holders of, the purchase by Buyer of all such Eligible Options offered by Seller to Buyer Parties pursuant to the terms hereof and the Purchase Agreement; provided, that to the extent (i) a Termination Event has occurred and is continuing during this period, (ii) any purchase would violate the criteria set forth on Exhibit E of the Purchase Agreement, (iii) any event which has a Material Adverse Effect on Seller’s ability to perform any of its material obligations under any applicable Program Documents has occurred and is continuing during this period, or (iv) the aggregate Purchase Price for such Eligible Options would cause the aggregate amount of Eligible Options purchased under this Agreement to be an amount in excess of the Maximum Amount for the Term or the Maximum Monthly Amount for the applicable calendar month, Buyer Agent shall not be obligated to direct, or cause the funding by the Beneficial Interest Holders of, the purchase of any such Eligible Options and shall notify Seller in writing within five (5) Business Days as to whether Buyer Agent has elected to cause the purchase any such Eligible Options (it being understood that a failure of Buyer Agent to notify Seller in writing within such five (5) Business Day period shall be deemed to be a refusal of Buyer Agent to cause the purchase of such Eligible Options). For the avoidance of doubt, upon the occurrence and continuation of any of the foregoing, neither Buyer Agent nor any Beneficial Interest Holder shall be under any obligation to remit funds to the Funding Account.

Section 2.4 Titling Trust and SUBIs. The Parties agree that Buyer Agent is authorized and entitled to make determinations and decisions with respect to PTT as Buyer hereunder solely with respect to Eligible Options that have been purchased by PTT and allocated or to be allocated to the applicable Investor SUBI.

Section 2.5 Notification of Inquiry. Subject to any legal restrictions imposed by federal or state regulators or on disclosure of pending investigations, Seller shall notify Buyer Agent promptly (in any event, within ten (10) Business Days) after Seller is formally notified by the Consumer Financial Protection Bureau (or any other Governmental Authority responsible for the regulation of consumer financial products and services) that such Governmental Authority has opened a formal regulatory inquiry or taken any other formal regulatory action with respect to the activities of Seller (whether or not related to the Option Assets), or begun any formal or informal proceedings which have the reasonable potential of ending with or in a Regulatory Trigger Event.

Section 2.6 Funding Account. Seller shall establish and maintain the Funding Account during the Term of this Agreement for purposes of receiving remittances from Beneficial Interest Holders, at the direction of Buyer Agent (or by Buyer Agent, for and on behalf of the Beneficial Interest Holders) in respect of the Purchase Price of Options sold to Buyer pursuant to the terms of the Program Documents. Seller shall make such disbursements from the Funding Account as may be necessary from time to time to comply with the funding requirements of the Eligible Options purchased by Buyer, and to pay the Purchase Price therefor, as more particularly described in the Purchase Agreement. Buyer Agent shall be granted view-only access to the Funding Account.

11

Section 2.7 Homeowners. Upon the request of Buyer Agent at any time after two (2) years have passed from the date of origination of an Allocated Eligible Option, Seller shall offer to the Homeowner with respect to such Allocated Eligible Option a reduction in the Homeowner Protection Cap relating to such Allocated Eligible Option in an amount satisfactory to Buyer Agent to the extent such Homeowner is able to refinance or sell the related Property within six (6) months.

Section 2.8 Non-Compete. During the Term, and provided that (i) Buyer shall not have purchased Eligible Options pursuant to the Purchase Agreement in an aggregate amount equal to or greater than the Maximum Amount as of any date of determination (based on the aggregate Purchase Price thereof) and (ii) no Seller Default shall have occurred, Buyer Agent shall not, and shall not permit its Affiliates or any Beneficial Interest Holder to, enter into any contract for the purchase of home equity options from any originator other than Seller, provide any debt or equity financing to any such originator or enter into any binding commitment for the foregoing.

Section 2.9 Modification of Underwriting Criteria or Allocation Process. Neither the Underwriting Guidelines or the Investor Allocation Process attached as Exhibit G to the Purchase Agreement shall be materially modified with respect to Allocated Eligible Options in a manner that would materially and adversely affect such Allocated Eligible Options without the prior written consent of Buyer Agent in its sole discretion.

ARTICLE III
FEES

Section 3.1 Servicing Fees. As compensation for the services provided by Servicer to Buyer Parties hereunder and in the Servicing Agreement, Servicer shall be paid a fee (the “Servicing Fee”), as described in the Servicing Agreement and payable in accordance therewith. Buyer Parties shall also pay such additional fees and expenses as may be required pursuant to the terms of the Servicing Agreement.

Section 3.2 Breach Fee. Upon the occurrence of any Buyer Funding Breach or any breach by Buyer Agent of the terms of Section 2.8 hereof, Buyer Agent and the Beneficial Interest Holders shall pay to Seller, within fifteen (15) Business Days following the delivery by Seller to Buyer Agent of written notice of the occurrence of such event, a fee in an amount equal to the product of (a) seven percent (7.00%), multiplied by (b) an amount equal to (i) the applicable Maximum Amount as of the date of such event, minus (ii) the sum of (A) the aggregate Purchase Price paid by Buyer Parties with respect to Eligible Options through and including such date of determination plus (B) the positive result, if any, of (1) the aggregate Minimum Monthly Amount for all of the months occurring during the Term up to such date of determination (including the month in which such date of determination occurs) minus (2) the aggregate amount of Eligible Options offered for sale by Seller to Buyer Agent (as measured based on the aggregate Purchase Price with respect to such Eligible Options) plus (C) the positive result, if any, of (1) the applicable Maximum Amount as of the date of such event minus (2) the sum of (x) (I) Maximum Monthly Amount multiplied by (II) the number of months left in the Term plus (y) the aggregate purchase price paid by Buyer Parties through and including such date of determination.

12

ARTICLE IV
REPORTING; ACCESS

Section 4.1 Monthly Performance Report. Each calendar month during the Term of this Agreement, Servicer will deliver to Buyer Agent a monthly summary report, in computer file form reasonably accessible and usable by Buyer Agent, or via access to an electronic portal containing such information, as of the end of the immediately preceding calendar month, with respect to all Allocated Eligible Options, which shall include (a) a monthly collections report (in form and with details and reporting information reasonably acceptable to Buyer Agent) on the entire portfolio of Allocated Eligible Options, (b) Option Level Detail regarding the entire portfolio of Allocated Eligible Options, and (c) such other details as Buyer Agent and Servicer may from time to time reasonably agree, all prepared by Servicer and certified to its knowledge as being true, correct and complete in all material respects as reported to and understood by the Servicer. Such summary report and certification of the Servicer shall be delivered to Buyer Agent on or before the tenth (10th) Business Day after the end of each month.

Section 4.2 Financial Reports. The Servicer shall deliver to Buyer Agent the following financial statements and reports with respect to the Servicer on a consolidated basis and at the times indicated below:

(i)	Quarterly, within forty-five (45) days after the end of each period, a detailed trial balance and written report, which shall include (i) a balance sheet as of the last day of such quarterly period, and (ii) a statement of income for such quarterly period; and

(ii)	Annually, within one hundred twenty (120) days after the end of each fiscal year of Seller, a balance sheet, statement of income, statement of members’ equity, and statement of cash flows, all generated in accordance with GAAP for such fiscal year, and reviewed by Seller’s certified independent public accountants; provided, that, only to the extent otherwise undertaken by the Seller in any fiscal year, within one hundred twenty (120) days after the end of such fiscal year, an audited balance sheet, audited statement of income, audited statement of members’ equity, and audited statement of cash flows, including notes thereto, all generated in accordance with GAAP for such fiscal year.

Section 4.3 Access. In addition to the reporting requirements contained in this Article IV, Buyer Agent or an independent third party acting on behalf of Buyer Agent, in each case at the sole expense of Buyer Agent, shall be granted access to all applicable books and records of Seller, Servicer and PTT reasonably appropriate or necessary to complete customary inspections for purposes of this Agreement and the other Program Documents (including compliance therewith/herewith), relating to the Options; provided, however, that in the absence of a Seller Default, (a) the frequency of such field exams shall be limited to no more than one (1) time per calendar quarter and (b) such field exams shall be scheduled at least five (5) Business Days in advance, during normal business hours and at such times as are reasonably convenient for Seller and Servicer. Any such inspection would include examination of the following: (i) the Option Files (as defined in the Purchase Agreement) applicable to the Allocated Eligible Options, including credit file collateral review, (ii) option level performance testing, (iii) cash reconciliation review and (iv) collection efforts review. If the inspection undertaken pursuant to this Section 4.3 reveals an under- or over-payment by the auditing Party, then the Parties shall promptly, within thirty (30) days, trigger the true-up payments necessary to correct the situation.

13

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

On the date hereof, and on the date of each acquisition of Eligible Options pursuant to the Purchase Agreement, Seller and, where indicated, PTT, hereby represent and warrant to Buyer Agent and Buyer as follows:

Section 5.1 Organization; Qualification; Good Standing; Authorization. Seller is a corporation, and PTT is a statutory trust, duly organized and validly existing under the laws of its state of formation, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Program Documents (to the extent such Program Documents are in existence) to which it is a party. Each of Seller and PTT is in good standing in the State of Delaware. Each of Seller and PTT is duly qualified to do business and, to the extent applicable, has all licenses necessary to carry on its business as now being conducted by such Party and is licensed, qualified and in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement and the other Program Documents (to the extent such Program Documents are in existence) to which it is a party, requires such qualification. Each of Seller and PTT have the requisite corporate (or other) power and authority to execute and deliver this Agreement and each other Program Document (to the extent such Program Documents are in existence) to which it is a party, and to perform its obligations as contemplated hereby or thereby, and performance hereunder by each such entity does not constitute a violation of such entity’s certificate of incorporation, bylaws or any other valid instrument to which such entity is a party or by which such entity may be bound. All requisite corporate (or other) action has been taken by each of Seller and PTT to make this Agreement and each other Program Document (to the extent such Program Document is in existence) to which it is a party valid and binding upon Seller in accordance with its terms, except that the enforceability thereof may be subject to (a) the effects of any applicable bankruptcy, insolvency, reorganization, receivership, conservatorship or other similar laws affecting the rights of creditors generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

Section 5.2 Due Execution; Validly Binding Agreement. This Agreement has been duly authorized, executed and delivered by each of the Seller and PTT and constitutes a legal, valid and binding obligation of each of the Seller and PTT, enforceable against it in accordance with its terms, except that the enforceability thereof may be subject to (a) the effects of any applicable bankruptcy, insolvency, reorganization, receivership, conservatorship or other Laws affecting the rights of creditors generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

Section 5.3 No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by the Program Documents (to the extent such Program Documents are in existence) from any Governmental Authority having jurisdiction over any of the Seller or PTT or, if required, such consent, approval, authorization or order has been or will, prior to the Execution Date, be obtained.

14

Section 5.4 Ordinary Course of Business. The consummation of the transactions contemplated by the Program Documents (to the extent such Program Documents are in existence) are in the ordinary course of business of each of Seller and PTT.

Section 5.5 No Conflicts. None of the execution and delivery of this Agreement or any other Program Document (to the extent such Program Document is in existence) to which it is a party, the holding, selling, origination or servicing of the Eligible Options by each of the Seller and PTT, the consummation of the transactions contemplated hereby or by any other Program Document (to the extent such Program Document is in existence) to which any of the Seller or PTT (or any Affiliate) is a party, nor the fulfillment of or compliance with the terms and conditions of this Agreement or of any other Program Document (to the extent such Program Document is in existence) to which any of the Seller or PTT (or any Affiliate) is a party, (a) conflict with or result in a breach of any of the terms, conditions or provisions of any of the Seller’s or PTT’s (or such Affiliate’s) organizational documents or any material agreement or instrument to which the Seller or PTT (or any Affiliate) is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or (b) result in the violation of any Applicable Law, in any material respect, to which the Seller or PTT or any Affiliate or their respective property is subject, or (c) materially impair the ability of Buyer Parties to realize on the Allocated Eligible Options, or materially impair the value of the Allocated Eligible Options.

Section 5.6 No Litigation. There is no suit, action, litigation or other proceeding or governmental or administrative investigation or inquiry, pending or, to the best knowledge of Seller or PTT, threatened against Seller or PTT, by any Governmental Authority, that could reasonably be expected to prevent or prohibit Seller from complying in full with the provisions of this Agreement or that would reasonably be expected to result in any material adverse change in the business, operations, financial condition, properties or assets of Seller or PTT, or in any material impairment of the right or ability of Seller or PTT to carry on its business substantially as now conducted, or in any material liability on the part of Seller or PTT, or which would reasonably be expected to draw into question the validity of any Program Document (to the extent such Program Document is in existence), the Allocated Eligible Options or the Eligible Options.

Section 5.7 Ability to Perform; Solvency. Neither Seller nor PTT believes, nor does it have any reason or cause to believe, that it cannot perform, in all material respects, the covenants contained in this Agreement and the Program Documents (to the extent such Program Documents are in existence) to which Seller, PTT or any of their Affiliates is a party. Each of Seller and PTT is solvent and the sale of the Program Assets will not cause Seller or PTT to become insolvent. The sale of the Program Assets is not undertaken with the intent to hinder, delay or defraud any of Seller’s or PTT’s creditors.

Section 5.8 Seller’s Origination. Seller’s decision to originate any Option Asset is an independent decision based upon Seller’s Underwriting Guidelines, and is in no way made as a result of any Buyer Party’s decision to purchase, or not to purchase, or the price any Buyer Party may offer to pay for, an Eligible Option with respect to any such Option Asset, if originated.

Section 5.9 Own Advisors. Each of Seller and PTT acknowledges that it has had an opportunity to consult with an attorney and/or other relevant professional advisors prior to the execution of this Agreement.

Section 5.10 No Fiduciary Relationship. Each of Seller and PTT acknowledge that Seller, PTT and their Affiliates, on the one hand, and Buyer Agent, on the other hand, are not in a fiduciary, agency or otherwise special relationship, including one of trust, confidence, privity, partnership or joint venturers, and that Seller and its Affiliates and each of the Buyer Parties are each acting for their own self-interest.

15

Section 5.11 Notice of Modified Underwriting Criteria or Allocation Process. Seller will provide (or cause to be provided) to Buyer Agent prompt notice of any modification or amendment to the Underwriting Guidelines or the Investor Allocation Process attached as Exhibit G to the Purchase Agreement, with such notice to set forth the modifications or amendments and to include a copy of the Underwriting Guidelines or the Investor Allocation Process attached as Exhibit G to the Purchase Agreement as so modified or amended.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER AGENT

On the date hereof, and on the date of each acquisition of Eligible Options pursuant to the Purchase Agreement, Buyer Agent represents and warrants to Seller as follows:

Section 6.1 Organization; Authorization. Buyer Agent is duly organized and validly existing under the laws of its state of formation, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Program Documents to which it is a party. Buyer Agent is in good standing in the State of Delaware. Buyer Agent is duly qualified to do business and, to the extent applicable, has all licenses necessary to carry on its business as now being conducted by such Party and is licensed, qualified and in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement and the other Program Documents to which it is a party, requires such qualification. Buyer Agent has the requisite corporate power and authority to execute and deliver this Agreement and each other Program Document to which it is a party, and to perform its obligations as contemplated hereby or thereby, and performance hereunder by each such entity does not constitute a violation of such entity’s articles of incorporation, bylaws or any other valid charter instrument to which such entity is a party or by which such entity may be bound. All requisite organizational action has been taken by Buyer Agent to make this Agreement and each other Program Document to which it is a party valid and binding upon Buyer Agent in accordance with its terms, except that the enforceability thereof may be subject to (a) the effects of any applicable bankruptcy, insolvency, reorganization, receivership, conservatorship or other similar laws affecting the rights of creditors generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

Section 6.2 Due Execution; Validly Binding Agreement. This Agreement has been duly authorized, executed and delivered by Buyer Agent and constitutes a legal, valid and binding obligation of Buyer Agent, enforceable against it in accordance with its terms, except that the enforceability thereof may be subject to (a) the effects of any applicable bankruptcy, insolvency, reorganization, receivership, conservatorship or other Laws affecting the rights of creditors generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

Section 6.3 No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by the Program Documents from any Governmental Authority having jurisdiction over Buyer Agent or, if required, such consent, approval, authorization or order has been or will, prior to the Execution Date, be obtained.

16

Section 6.4 No Conflicts. None of the execution and delivery of this Agreement or any other Program Document to which it is a party, the holding, origination or servicing of the Eligible Options by Buyer Agent, the consummation of the transactions contemplated hereby or by any other Program Document to which Buyer Agent is a party, nor the fulfillment of or compliance with the terms and conditions of this Agreement or of any other Program Document to which Buyer Agent is a party, will conflict with or result in a breach of any of the terms, conditions or provisions of Buyer Agent’s organizational documents or any legal restriction or any material agreement or instrument to which Buyer Agent is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any Applicable Law to which Buyer Agent or its property is subject.

Section 6.5 No Litigation. There is no suit, action, litigation or other proceeding or governmental or administrative investigation or inquiry, pending or, to the best knowledge of Buyer Agent, threatened, against Buyer Agent by any Governmental Authority that could reasonably be expected to prevent or prohibit Buyer Agent from complying in full with the provisions of this Agreement or that could reasonably be expected to result in any material adverse change in the business, operations, financial condition, properties or assets of Buyer Agent, or in any material impairment of the right or ability of Buyer Agent to carry on its business substantially as now conducted, or in any material liability on the part of Buyer Agent, or which would reasonably be expected to draw into question the validity of any Program Document, the Allocated Eligible Options or the Eligible Options.

Section 6.6 Own Advisors. Buyer Agent acknowledges that it has had an opportunity to consult with an attorney and/or other relevant professional advisors prior to the execution of this Agreement. Buyer Agent acknowledges that Seller has advised it that it should seek such counsel.

Section 6.7 No Fiduciary Relationship. Buyer Agent acknowledges that Seller and its Affiliates, on the one hand, and Buyer Parties, on the other hand, are not in a fiduciary, agency or otherwise special relationship, including one of trust, confidence or privity, and that Seller and its Affiliates and Buyer Parties are each acting for their own self-interest.

ARTICLE VII
GENERAL

Section 7.1 Confidentiality. Buyer Agent, on its own behalf and on behalf of each Beneficial Interest Holder, agrees to keep confidential all non-public information provided to it by Seller, its Affiliates, as part of the Option Assets, or any other reasonably secret, confidential, or proprietary information furnished to any Buyer Party or Buyer Agent pursuant to this Agreement or any other Program Document (collectively, the “Seller Information”); provided that nothing herein shall prevent Buyer Agent or any Beneficial Interest Holder from disclosing any Seller Information:

(a)	in connection with this Agreement and the other Program Documents and not for any other purpose, (x) to any Affiliate of Buyer Agent or any Beneficial Interest Holder, or (y) any of their respective Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors (collectively, the “Buyer Representatives”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Seller Information,

17

(b)	subject to an agreement to comply with the provisions of this Section 7.1 (or other provisions at least as restrictive as this Section 7.1), to use Seller Information only in connection with this Agreement and the other Program Documents and not for any other purpose, to any actual or bone fide prospective permitted assignees and participants in any of the interests of Buyer Agent or any of the Beneficial Interest Holders under or in connection with this Agreement,

(c)	to any Governmental Authority purporting to have jurisdiction over Buyer Agent, any of the Beneficial Interest Holders, any of their respective Affiliates or any Buyer Representative,

(d)	in response to any order of any court or other Governmental Authority or as may otherwise be required to be disclosed pursuant to any Applicable Law (including, without limitation, any Applicable Law relating to reporting requirements by public companies),

(e)	that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than Buyer Agent, any Beneficial Interest Holder or any Buyer Representative, or

(f)	in connection with the exercise of any remedy hereunder or under any other Program Document.

Buyer Agent, on its own behalf and on behalf of each Beneficial Interest Holder, understands and agrees that the Consumer Information is subject to Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., the FTC’s Privacy Regulations, 16 CFR Part 313, and Standards for Safeguarding Customer Information, 16 CFR Part 314 and any other applicable federal and state privacy laws and regulations other Applicable Law of any government or agency or instrumentality thereof regarding the privacy or security of Consumer Information (the “Privacy Requirements”), including new cyber-security laws taking effect in (for example) California and New York. Buyer Agent, on its own behalf and on behalf of each Beneficial Interest Holder, agrees that it shall comply with the Privacy Requirements and shall cause all of its agents, employees, affiliates and any other Person that receives the Consumer Information from Seller or its Affiliates, to comply with the Privacy Requirements and Buyer Agent, on its own behalf and on behalf of each Beneficial Interest Holder, shall promptly notify Seller of receiving actual knowledge of any breach of the Privacy Requirements. Furthermore, Buyer Agent shall, and shall cause each Beneficial Interest Holder to maintain (and shall cause all of their respective agents, employees, affiliates and any other person or entity that receives the Consumer Information from Seller to maintain) appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Consumer Information, including, if applicable, maintaining security measures designed to meet the Privacy Requirements.

Seller agrees to keep confidential all non-public information provided to it by Buyer Agent, any Beneficial Interest Holder or their Affiliates, or any other information furnished to Seller pursuant to this Agreement or any other Program Document (collectively, the “Buyer Information”); provided that nothing herein shall prevent Seller from disclosing any Buyer Information

(a)	in connection with this Agreement and the other Program Documents and not for any other purpose, (x) to any Affiliate of Seller, or (y) any of its respective Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors (collectively, the “Seller Representatives”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Buyer Information,

18

(b)	subject to an agreement to comply with the provisions of this Section 7.1 (or other provisions at least as restrictive as this Section 7.1), to use the Buyer Information only in connection with this Agreement and the other Program Documents and not for any other purpose, to any actual or bone fide prospective permitted assignees and participants in Seller’s interests under or in connection with this Agreement,

(c)	to any Governmental Authority purporting to have jurisdiction over Seller or any of its Affiliates or any Seller Representative,

(d)	in response to any order of any court or other Governmental Authority or as may otherwise be required to be disclosed pursuant to any Applicable Law,

(e)	that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than Seller or any Seller Representative, or

(f)	in connection with the exercise of any remedy hereunder or under any other Program Document.

Section 7.2 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Parties contained in or made pursuant to this Agreement shall survive until the final and complete payment of Collections with respect to all Allocated Eligible Options purchased under this Agreement. The representations and warranties shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of any Party.

Section 7.3 Indemnification.

(a) Except as set forth in Section 7.3(b), each of Seller, its Affiliates, and their respective officers, directors, trustees, employees, managers, agents and representatives (the “Seller Indemnitees”), shall not be liable for any losses, damages, costs, expenses (including reasonable attorneys’ fees), liabilities, claims and demands, for any action taken (or omission), or any information provided to Buyer Parties (excluding, for the avoidance of doubt, PTT in its individual capacity) or any Beneficial Interest Holder in connection with any Program Document. Buyer Agent, on its own behalf and on behalf of each Beneficial Interest Holder, shall, severally but not jointly, indemnify, defend and hold harmless Seller Indemnitees from any liability, loss, damage or expense (including reasonable attorneys’ fees and expenses) relating to or arising out of (i) any intentional misconduct or gross negligence of Buyer Agent or any Beneficial Interest Holder, (ii) any material violation of any Applicable Law by Buyer Agent or any Beneficial Interest Holder, or (iii) any material breach of any of the representations and warranties by Buyer Agent or any Beneficial Interest Holder, or duties, obligations or responsibilities of Buyer Agent or any Beneficial Interest Holder under this Agreement or any other Program Document.

(b) Except as set forth in Section 7.3(a), each of the Buyer Parties, Beneficial Interest Holders, their respective Affiliates, and their respective officers, directors, trustees, employees, managers, agents and representatives (the “Buyer Indemnitees”), shall not be liable for any losses, damages, costs, expenses (including reasonable attorneys’ fees), liabilities, claims and demands, for any action taken (or omission), or any information provided to Seller in connection with any Program Document. Seller shall indemnify, defend and hold harmless the Buyer Indemnitees from any liability, loss, damage or expense (including reasonable attorneys’ fees and expenses) relating to or arising out of (i) any Bad Act, intentional misconduct or gross negligence of Seller or any of its Affiliates, (ii) any violation of any Applicable Law by Seller or any of its Affiliates, or (iii) any breach of any of the representations and warranties, duties, obligations or responsibilities of Seller or any of its Affiliates under this Agreement or any other Program Document. To the extent that PTT is entitled to any indemnification under this Section 7.3(b), such indemnity payment shall be made to the applicable Beneficial Interest Holders.

19

Section 7.4 Limitation of Liability. IN NO EVENT WILL ANY PARTY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES, BE LIABLE TO ANOTHER PARTY OR ANY THIRD PARTY UNDER THIS AGREEMENT OR ANY OTHER PROGRAM DOCUMENT FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE AND WHETHER OR NOT SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, UNLESS SUCH DAMAGES ARISE OUT OF SUCH PARTY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES’ INTENTIONAL MISCONDUCT, GROSS NEGLIGENCE OR WILLFUL VIOLATION OF ANY APPLICABLE LAW OR ANY PROGRAM DOCUMENT.

Section 7.5 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to sections, schedules and exhibits mean the sections of, and schedules and exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 7.6 Approvals. Unless otherwise expressly specified herein, any approval or consent of Buyer Agent shall be granted in the sole discretion of Buyer Agent and such approval or consent may be withheld by Buyer Agent for any reason or no reason.

Section 7.7 Costs. (a) Subject to Section 7.7(b) below, the Parties shall each pay their own costs and expenses (including attorney’s fees and accountants’ fees) incurred or to be incurred in negotiating, preparing and executing this Agreement. All expenses of Seller and its Affiliates incurred in connection with their respective obligations hereunder shall be borne by such Party, unless explicitly described herein as payable by a Buyer Party or out of Collections. For the avoidance of doubt, Seller shall at all times bear any costs, fees and expenses of any nature (including, without limitation, all marketing costs, broker fees, legal fees, documentation fees and costs of property valuations) incurred in connection with the origination and/or closing of an Option between Seller and a Homeowner.

20

(b) Notwithstanding anything herein to the contrary (i) if the Execution Date occurs and the Program Documents are executed and delivered by each of the Parties thereto, in each case, on or before December 15, 2023, Seller will reimburse to Buyer Agent fifty percent (50.00%) of the out-of-pocket attorneys’ fees incurred by Buyer Agent to Buyer Agent’s legal counsel (which shall be comprised of not more than one law firm) in connection with the preparation and negotiation of the Program Documents, subject to submission of reasonable and customary documentation, including line-item invoices, evidencing the amount so incurred, and (ii) if, following the Execution Date and the execution and delivery by the Parties of the Program Documents, Buyer Agent closes a debt facility on or before January 15, 2024 with East West Bank for purposes of financing the purchase by Buyer of Eligible Options pursuant to the Purchase Agreement, Seller will reimburse to Buyer Agent fifty percent (50.00%) of the out-of-pocket attorneys’ fees incurred by Buyer Agent to Buyer Agent’s legal counsel (which shall be comprised of not more than one law firm) in connection with the preparation and negotiation of the financing documents evidencing such debt facility, subject to submission of reasonable and customary documentation, including line-item invoices, evidencing the amount so incurred.

Section 7.8 No Joint Venture or Partnership. This Agreement is not intended to and shall not be construed as creating a joint venture, partnership, agency or other association within the meaning of the common law or under the laws of any state.

Section 7.9 Entire Agreement. This Agreement and the other Program Documents represent the entire agreement and understanding among the Parties regarding the subject matter contained herein and therein and supersede any and all prior representations, warranties, agreements and understandings, whether written or oral, concerning the subject matter contained herein. In the event of any conflict between the terms of this Agreement and any other Program Document, the terms of this Agreement shall control.

Section 7.10 Amendment. This Agreement may only be amended in writing signed by each of the Parties; provided, however, that subject to Section 5.10, the form of Underwriting Guidelines attached hereto as Exhibit B may be amended from time to time by Seller, upon written notice to Buyer Agent, as may be necessary in the reasonable discretion of Seller for such Underwriting Guidelines to comply with Applicable Law.

Section 7.11 Assignment; No Third-Party Beneficiaries. Except as otherwise contemplated herein, no Party may assign its rights or obligations under this Agreement to any Person without the prior written consent of the other Parties; provided, however, Buyer Agent may assign or transfer all of its rights and obligations under this Agreement to any of its Affiliates without consent. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement is intended or shall be construed to confer any rights or benefits upon any Person other than the Parties, except and as provided in Section 7.3.

Section 7.12 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING GENERAL OBLIGATIONS LAW §5-1401, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

21

Section 7.13 Dispute Resolution.

(a) Mediation. Any dispute between the Parties under this Agreement or the other Program Documents shall be submitted to mediation at the written election of either Party, prior to the filing of arbitral proceedings under Section 7.13(b) (except when a statute of limitation is about to expire). Within ten (10) days of that election, Seller and Buyer Agent shall select one mediator not affiliated with either Seller, Buyer or Buyer Agent. If, by the end of that ten (10) day period, Seller and Buyer Agent cannot agree on a mediator, then each Party shall select a mediator of its choice; and the two mediators selected by Seller and Buyer Agent shall select a mediator of their choice not affiliated with either Seller or Buyer Agent. Within ten (10) days of being appointed, the mediator(s) selected in accordance with this provision shall mediate between Seller and Buyer Agent, with the objective of resolving the dispute submitted for mediation.

(b) Arbitration. In the event the Parties have a dispute under this Agreement or the other Program Documents that cannot be amicably resolved by mediation or otherwise, upon the mutual agreement of both Parties, the Parties agree to submit the dispute to binding arbitration to JAMS in its office closest to Palo Alto, California (with all proceedings required to be held there), pursuant to its Comprehensive Arbitration Rules and Procedures, and in accordance with the Expedited Procedures in those Rules. The arbitration shall be conducted by a single arbitrator, with respect to any dispute reasonably involving under $1,000,000, and three arbitrators, with respect to any dispute reasonably involving over $1,000,000. The arbitrator(s) shall provide the Parties with a brief period of time (not to exceed ninety (90) days) to conduct discovery. The award rendered by the arbitrator(s) shall be final, and judgment may exclusively be entered upon it in accordance with Applicable Law in federal or state courts located in Santa Clara, California. The Parties shall maintain the confidential nature of the arbitration proceedings, the Award, and the arbitration hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Award or its enforcement, or unless otherwise required by law or judicial decision. The costs of arbitration and reasonable counsel fees will be borne by the Party determined by the arbitrator to be the non-prevailing Party. If the arbitrator does not make a finding as to whether a Party is to be considered a prevailing Party, the Parties shall share the costs of arbitration equally and each Party shall bear its own counsel and other arbitration fees. The Parties agree to be bound by the decision of the arbitrator.

Section 7.14 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER PROGRAM DOCUMENTS OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

22

Section 7.15 Headings. Section headings are for convenient reference only and will not affect the meaning or have any bearing on the interpretation of any provision of this Agreement.

Section 7.16 Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement. If so signed, the agreement becomes effective when all signature pages are attached and this Agreement may be delivered by electronic delivery.

Section 7.17 Voluntary Execution of Agreement. This Agreement is being executed voluntarily and without any duress or undue influence on the part or on behalf of the Parties.

Section 7.18 Severability. In the event one or more of the provisions of this Agreement or any document or agreement delivered or issued with respect to this Agreement shall be deemed to be invalid, illegal or unenforceable in any respect, then the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. In lieu of such invalid, illegal, or unenforceable term, there shall be added to this Agreement a term that is valid and fully enforceable and as similar, in purpose and intended effect, to such invalid, illegal, or unenforceable term as is reasonably possible. Except as otherwise set forth herein, all rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by Applicable Law.

Section 7.19 Notices. All notices, requests, demands or any other communication made under, pursuant to, or in accordance with this Agreement, except for normal day-to-day business communications, which may be made orally or in a writing, shall be in writing and shall either be delivered personally, by overnight courier, by the United States mail (sent by first-class mail, certified, return receipt requested, postage prepaid) or by electronic mail with acknowledgement and properly addressed as follows:

If to Point, as Seller, Servicer or Trust Manager:	Point Digital Finance, Inc. 444 High Street, Floor 4 Palo Alto, CA 94301 Attention: Chief Executive Officer e-mail: CEO@point.com

Copy (which shall not constitute notice) to:	Kutak Rock LLP 1650 Farnam Street Omaha, NE 68102 Attention: Joel L. Wiegert e-mail: joel.wiegert@kutakrock.com

If to Buyer Agent:	GB HRP, LLC c/o Glassbridge Enterprises, Inc. 18 East 50th Street New York, NY 10022 Attention: Daniel Strauss e-mail: dstrauss@glassbridge.com

23

Copy (which shall not constitute notice) to:	Holland & Knight LLP 1722 Routh Street, Suite 1500 Dallas, Texas 75201 Attention: Eric Pfeifle e-mail: eric.pfeifle@hklaw.com

If to PTT:	Point Titling Trust c/o Point Digital Finance, Inc., as Trust Manager 444 High Street, Floor 4 Palo Alto, CA 94301 Attention: Chief Executive Officer Email: CEO@point.com or to such other address(es) as a Party hereto may indicate to the other Parties in the manner provided for herein. Notices given by mail or overnight courier shall be deemed effective and complete when received or when delivery is refused by the recipient, and notices delivered personally shall be deemed effective and complete at the time of delivery and the obtaining of a signed receipt.

Section 7.20 Protection of Consumer Information. Each Party agrees that it (i) shall comply with any Applicable Law regarding the privacy and security of Consumer Information, (ii) shall not use Consumer Information in any manner inconsistent with any Applicable Laws and regulations regarding the privacy and security of Consumer Information, (iii) shall not disclose Consumer Information to third parties except at the specific written direction of Seller or the Servicer, (iv) shall maintain adequate physical, technical and administrative safeguards to protect Consumer Information from unauthorized access and (v) shall immediately notify Seller of any actual or suspected breach of the confidentiality of Consumer Information. For so long as Point is the Servicer pursuant to the Servicing Agreement, Buyer Agent agrees that it shall not (and shall not permit any Beneficial Interest Holder to) contact any Homeowner under any Option for purposes of marketing other products or services, including refinancing or other financing arrangements.

Section 7.21 Acknowledgement of Titling Trust. The Parties hereto acknowledge and agree that Point, as Trust Manager of PTT, and holder of the UTI, may from time to time cause the issuance of Investor SUBIs and will cause each Investor SUBI Certificate to be sold to the party designated by Buyer Agent pursuant to the applicable Investor SUBI Transfer Agreement. Eligible Option Assets sold to PTT under the Purchase Agreement will be assigned to PTT, recorded in the name of PTT, and allocated to the applicable Investor SUBI. With respect to each such allocation of Allocated Eligible Options to the applicable Investor SUBI, the Trust Manager will update and deliver the Option Schedule as provided in the applicable Investor SUBI Supplement and the Purchase Agreement.

Section 7.22 Concerning the UTI Trustee. The parties hereto are put on notice and hereby acknowledge and agree that (a) this Agreement is executed and delivered on behalf of PTT by Wilmington Savings Fund Society, FSB (“WSFS”), as UTI Trustee of PTT, not individually or personally but solely as trustee of PTT, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of PTT is made and intended not as a personal representation, undertaking or agreement of WSFS but is made and intended for the purpose of binding PTT, (c) nothing herein contained shall be construed as creating any liability on WSFS, individually or personally, to perform any covenant either expressed or implied contained herein of PTT, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) WSFS has made no investigation as to the accuracy or completeness of any representations and warranties made by PTT in this Agreement, and (e) under no circumstances shall WSFS be personally liable for the payment of any indebtedness or expenses of PTT or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by PTT under this Agreement or any other related document.

[Signature Page Follows]

24

IN WITNESS WHEREOF, the Agreement has been executed by the Parties as of the Execution Date provided above.

POINT DIGITAL FINANCE, INC.,		GB HRP, LLC

as Seller, Servicer and Trust Manager

By:	/s/ Eddie Lim	By:	/s/ Daniel Strauss
Name:	Eddie Lim	Name:	Daniel Strauss
Its:	CEO	Its:	President

POINT TITLING TRUST,

By:	Wilmington Savings Fund Society, FSB, not in its individual capacity but solely as UTI Trustee

By:	/s/ Mary Emily Pagano
Name:	Mary Emily Pagano
Its:	Vice President

[Signature Page to Program Agreement]

25

Exhibit A

Option Level Detail

[See attached.]

[***]

26

Exhibit B

Underwriting Guidelines

[See attached.]

[***]

27